Exhibit 23.01




          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated February 17, 1997 included in this Form 10-K into Enron Corp.'s previously filed Registration Statement File Nos. 33-13397 (Savings Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-13498
(1986 Stock Option Plan), 33-27893 (1988 Stock Option Plan), 33-46459 ($700 million Senior Subordinated Debt Securities), 33-52768 (Enron Corp. 1991 Stock Plan), 33-52143 (955,640
Shares of Common Stock), 33-57903 (617,452 Shares of Common Stock), 33-60821 (Enron Corp. 1994 Stock Plan), 33-60417
(Enron Corp. Debt Securities and Second Preferred Stock and Enron Capital Resources, L.P. Preferred Securities), 333-22739 (330,968 Shares of Common Stock), 333-13791 and 333-
13791-01 (Shares of Common Stock of Enron Corp. or Enron Oregon Corp. to be issued in exchange for outstanding shares of Common Stock of Portland General Corporation) and 333-19253 (Enron Corp. Stock Option Plan for Zond Exchange Agreements).





                              ARTHUR ANDERSEN LLP





Houston, Texas
March 28, 1997